NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

U.S. CONCRETE, INC. ADOPTS
SECTION 382 STOCKHOLDER RIGHTS PLAN TO
PRESERVE USE OF NET OPERATING LOSSES

HOUSTON, TEXAS –NOVEMBER 6, 2009 – U.S. Concrete, Inc. (NASDAQ:RMIX) today announced that its Board of Directors has adopted a Section 382 Stockholder Rights Plan designed to protect stockholder value by preserving the value of certain deferred tax assets of the Company primarily associated with new operating loss carryforwards under Section 382 of the Internal Revenue Code.

The Company’s ability to use its net operating losses and other tax benefits could be substantially reduced if an “ownership change” under Section 382 were to occur. An “ownership change” would occur if stockholders that own (or are deemed to own) at least 5% or more of the Company’s outstanding stock increase their cumulative ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  The Rights Plan was adopted to reduce the likelihood of an unintended “ownership change” occurring as a result of ordinary buying and selling of the Company’s common shares. Similar plans have been adopted by a number of companies in the construction and homebuilding industry over the past year.

The Company believes the Rights Plan serves the interests of its stockholders by attempting to protect the Company’s ability to use its deferred tax assets to offset tax liabilities in the future. The Rights Plan was not adopted as an anti-takeover measure and, once the deferred tax assets have been substantially realized, the Board of Directors intends to terminate the Rights Plan.

The Plan entails a dividend of one Right for each outstanding share of the Company’s Common Stock.  Each Right will entitle the holder to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, for an exercise price of $10.00.  Each one one-hundredth of a share of such preferred stock would be essentially the economic equivalent of a share of the Company’s Common Stock.

The Rights will trade with the Company’s Common Stock until exercisable.  The Rights will not be exercisable until ten days following a public announcement that a person or group has acquired 4.9% of the Company’s Common Stock or until ten business days after a person or group begins a tender offer that would result in ownership of 4.9% of the Company’s Common Stock, subject to certain extensions by the Board.  In the event that an acquiror becomes a 4.9% beneficial owner of Common Stock, the Rights “flip in” and become Rights to buy the Company’s Common Stock at a 50% discount, and Rights owned by that acquiror become void.

In the event that the Company is merged and its Common Stock is exchanged or converted, or if 50% or more of the Company’s assets or earning power is sold or transferred, the Rights “flip over” and entitle the holders to buy shares of the acquiror’s common stock at a 50% discount.  A tender or exchange offer for all outstanding shares of the Company’s Common Stock at a price and on terms determined to be fair and otherwise in the best interests of the company and its stockholders by a majority of the Company’s independent directors will not trigger either the flip-in or flip-over provisions.

The Rights may be redeemed by the Company for $.001 per Right at any time until ten days following the first public announcement that an acquiror has acquired the level of ownership that “triggers” the Rights Plan.  The Rights extend for ten years and will expire on October 31, 2019. The distribution of the Rights will be made to stockholders of record on November 16, 2009.

ABOUT U.S. CONCRETE
 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 129 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.3 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding the effectiveness of the Section 382 Stockholder Rights Plan in deterring an “ownership change” under Section 382. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008.